As filed with the Securities and Exchange Commission on February 25, 2014

Registration No.  _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

______________________

CIG WIRELESS CORP.

(Exact Name of Registrant as Specified in its Charter)

______________________

Nevada	68-0672900
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

Five Concourse Parkway, Suite 3100

Atlanta, Georgia 30328

(678) 332-5000

(Address of Principal Executive Offices)

 ______________________

CIG WIRELESS CORP. 2014 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

______________________

CSC Services of Nevada, Inc.

2215-B Renaissance Drive

Las Vegas, Nevada 89119

(Name and Address Including Zip Code, of Agent For Service)

(888) 921-8397

Telephone Number, Including Area Code

 _________________________

Copy to:

Travis L. Gering, Esq.

Wuersch & Gering LLP

100 Wall Street, 10th Floor

New York, NY 10005
(212) 509-5050

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.00001 par value per share	20,000,000	$1.44	$28,800,000.00	$3,709.44

(1) Covers 20,000,000 shares of common stock issuable under CIG Wireless Corp. 2014 Equity Incentive Plan (the “2014 Plan”), and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, an indeterminable number of shares of common stock issuable under the 2014 Plan, as these amounts may be adjusted as a result of stock splits, stock dividends, anti-dilution provisions, and similar transactions.

(2)  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the OTC Bulletin Board on February 21, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be delivered to the participants in the CIG Wireless Corp. 2014 Equity Incentive Plan, as adopted on January 29, 2014 and amended prior to the issuance of any awards under the plan (the “2014 Plan”) covered by this Registration Statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed by CIG Wireless Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this Registration Statement, except for the portions thereof that are “furnished” rather than filed with the Commission:

•	The Company’s annual report on Form 10-K for the fiscal year ended September 30, 2012, filed on December 31, 2012;

•	The Company’s annual report on Form 10-K for the transition period from October 1, 2012 to December 31, 2012, filed on February 14, 2013;

•	The Company’s quarterly reports on Form 10-Q, filed on May 15, 2013; August 14, 2013 and November 15, 2013;

•	The Company’s current reports on Form 8-K filed on January 7, 2013 (as amended on January 18, 2013); January 25, 2013; March 25, 2013; April 19, 2013; May 6, 2013; May 22, 2013; August 7, 2013 (as amended on October 18, 2013); September 5, 2013; September 27, 2013; October 3, 2013 and December 23, 2013 (except for such information that is deemed furnished and not filed in accordance with SEC rules); and

•	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed on May 21, 2009 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

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Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.            Indemnification of Directors and Officers.

The Company is organized under the laws of the State of Nevada.

Section 78.138 of the Nevada Revised Statutes (Chapter 78 of the Nevada Revised Statutes, being hereinafter referred to as the “Nevada Act”) provides that, except in certain limited circumstances, directors and officers of a corporation are not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that: (i) the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502(1) of the Nevada Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding (i) is not liable pursuant to Section 78.138 of the Nevada Act, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Section 78.7502(2) of the Nevada Act permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (i) is not liable pursuant to NRS 78.138; or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 78.7502(1) and Section 78.7502(2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

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Section 78.751 of the Nevada Act permits any discretionary indemnification under Section 78.7502 of the Nevada Act, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Act, to be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Under Section 78.751(3) of the Nevada Act, the indemnification pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to that section of the Nevada Act, does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses made pursuant to Section 78.751(2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director's or officer's acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred. The indemnification pursuant to Section 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to that section of the Nevada Act continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), provide for the indemnification to the fullest extent permitted by law of any person made or threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that such person was a director of the Company or is or was serving as a director, officer, employee or agent of another entity at the Company’s request or any predecessor of the Company against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding. The right to indemnification will continue whether or not the claim asserted is based on matters that predate the adoption of the indemnification section in the Articles of Incorporation, will continue as to a person who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

The Articles of Incorporation also provide that the Company will reimburse or advance to any indemnified person the funds needed to pay expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding from which he or she is indemnified by the Company, in advance of the final disposition of such proceedings; provided that the Company has received the undertaking of such director or officer to repay any amount advanced if it is ultimately decided by a final and unappeasable judicial decision that the director or officer is not entitled to be indemnified for such expenses.

The Company’s obligation under the Articles of Incorporation to indemnify or to advance expenses to any person who was or is serving at the request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or other entity will be reduced by any amount such person may collect as indemnification or advancement of expenses from such other entity.

The Company’s Bylaws, as amended (the “Bylaws”), provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the Company, or is or was serving at the Company’s request as a director, trustee, officer, employee or agent of another company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceedings, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceedings by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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The foregoing standard in the Bylaws also applies to the indemnification of expenses incurred in derivative actions; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Company unless and only to the extent that, the court in which such action was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

Any indemnification under the above standards (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made (a) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the stockholders of the Company. Anyone making such a determination may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

The Bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be by the Company as authorized in the Bylaws.

The indemnification provided in the Articles of Incorporation and Bylaws are not exclusive to any other rights available to any indemnified person under any law, agreement, vote of stockholders or directors, or otherwise.

The Company has also entered into indemnification agreements with its directors whereby the Company has agreed to indemnify and hold them harmless from and against any claims, liability, damages or expenses incurred by them in or arising out of their status, capacities and activities with respect to the Company to the maximum extent permitted by Nevada law. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(1) The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 25th day of February, 2014.

CIG Wireless Corp.

By:		/s/ Paul McGinn
	Name:	Paul McGinn
	Title:	President, Principal Executive Officer and Director

By:		/s/ Romain Gay-Crosier
	Name:	Romain Gay-Crosier
	Title:	Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul McGinn and Romain Gay-Crosier, and each of them, his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul McGinn	President, Principal Executive Officer and
Paul McGinn	Director	February 25, 2014

/s/ Romain Gay-Crosier	Principal Financial Officer and Principal
Romain Gay-Crosier	Accounting Officer	February 25, 2014

/s/ Gabriel Margent
Gabriel Margent	Director	February 25, 2014

/s/ Grant Barber
Grant Barber	Director	February 25, 2014

/s/ Jarret Cohen
Jarret Cohen	Director	February 25, 2014

/s/ Scott Troeller
Scott Troeller	Director	February 25, 2014

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EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Lionel Sawyer & Collins.
10.56	CIG Wireless Corp. 2014 Equity Incentive Plan.

23.1	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Lionel Sawyer & Collins (filed as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this registration statement on Form S-8).

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